Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196003

PROSPECTUS SUPPLEMENT

To Prospectus dated May 16, 2014

$18,000,000,000

3M Company

Medium-Term Notes, Series F

3M may offer from time to time medium-term notes, series F (the “notes”) with an aggregate initial public offering price of $18,000,000,000. As of the date of this prospectus supplement, we have issued $8,204,156,000 aggregate principal amount of notes. The final terms of each note will be included in a pricing supplement.  Unless otherwise specified in an applicable pricing supplement, the following terms may apply to the notes.

•                   Mature nine months or longer

•                   Fixed or floating interest rate, zero-coupon or issued with original issue discount; a floating interest rate may be based on:

•                   Commercial paper rate

•                   Prime rate

•                   Federal funds rate

•                   LIBOR

•                   EURIBOR

•                   Treasury rate

•                   CMT rate

•                   Any other rate specified by us in a pricing supplement

•                   Any combination of rates specified in a pricing supplement

•                   Amount of principal or interest may be determined by reference to an index or formula

•                   Book-entry form only

•                   May be subject to redemption by us or repurchase at the option of the Holder

•                   Not amortized or subject to a sinking fund

•                   Interest paid on fixed rate notes semi-annually

•                   Interest paid on floating rate notes monthly, quarterly, semi-annually or annually

•                   Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

•                   Fully registered form

•                   May be foreign currency or composite currency denominated

•                   Same day settlement and payment in immediately available funds

Investing in the notes involves certain risks.  See “Risk Factors” on page S-24.

Unless otherwise specified in your pricing supplement, we do not plan to list the notes for trading on any securities exchange.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public	Agents’ Discounts and Commissions	Proceeds to 3M
Per note	100.000%(1)	0.125% - 0.750%(2)	99.250% - 99.875%(2)

Total(3)	$18,000,000,000	$22,500,000 - 135,000,000	$17,865,000,000 - 17,977,500,000

(1)          Unless the pricing supplement provides otherwise, we will issue the notes at 100% of their principal amount.

(2)          Unless the pricing supplement provides otherwise, we will pay an agent a discount or commission ranging from 0.125% - 0.750% and the proceeds to us will be 99.250% - 99.875% of the principal amount of the notes offered.

(3)          Or the equivalent thereof in one or more foreign or composite currencies.

We may sell the notes directly or through one or more agents or dealers, including the agents listed below.  The agents are not required to sell any specific number or amount of the notes.  They will use their reasonable best efforts to sell the notes offered.  No commission will be payable on sales that we make directly.  There is no established trading market for the notes and there can be no assurance that a secondary market for the notes will develop.

Goldman, Sachs & Co.
Barclays
BofA Merrill Lynch
Citigroup
Credit Suisse
Deutsche Bank Securities
J.P. Morgan
Morgan Stanley
Wells Fargo Securities

Prospectus Supplement dated May 19, 2016.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus and your pricing supplement.  These documents contain information you should consider when making your investment decision.  You should rely on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and your pricing supplement.  We have not, and the agents have not, authorized anyone else to provide you with different or additional information.  If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus supplement, the accompanying prospectus and your pricing supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the notes.  This prospectus supplement, the accompanying prospectus and the applicable pricing supplement do not constitute an offer to sell or a solicitation of an offer to buy such notes in any circumstances in which such offer or solicitation is unlawful.

Information in this prospectus supplement, the accompanying prospectus or your pricing supplement may change after the date on the front of the applicable document.  You should not interpret the delivery of this prospectus supplement, the accompanying prospectus or your pricing supplement or the sale of the notes, as an indication that there has been no change in our affairs since those dates.

None of this prospectus supplement, the accompanying prospectus, or the applicable pricing supplement is a prospectus for the purposes of the Prospectus Directive (as defined below).  This prospectus supplement, the accompanying prospectus and the applicable pricing supplement have been prepared on the basis that all offers of the notes described herein and therein made to persons in any Relevant Member State (as defined below) will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the notes.

The communication of this prospectus supplement, the accompanying prospectus or the applicable pricing supplement and any other documents or materials relating to an issue of the notes is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)) or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”).  In the United Kingdom the notes are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus or the applicable pricing supplement relates will be engaged in only with, relevant persons.  Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or the applicable pricing supplement or any of its or their contents.

DESCRIPTION OF NOTES WE MAY OFFER

Please note that in this section entitled “Description of Notes We May Offer”, references to “3M”, “we”, “our” and “us” mean 3M Company, unless the context indicates otherwise.  Also, in this section, references to “Holders” mean those who own notes registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company.  Owners of beneficial interests in the notes should read the subsection entitled “—Legal Ownership of Notes”.  Certain defined terms used throughout this prospectus supplement are in quotation marks and bold print where they are first defined.

Information About Our Medium-Term
Note Program

The Notes Will Be Issued Under the Indenture

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the notes are governed by a document called the indenture.  The indenture dated November 17, 2000, as amended on July 29, 2011 and as the same may be further amended and supplemented,  is a contract between us and The Bank of New York Mellon Trust Company, N.A., which acts as trustee.  The trustee has two main roles:

•                  First, the trustee can enforce your rights against us if we default.  There are limitations on the extent to which the trustee acts on your behalf, which we describe in the accompanying prospectus under “Debt Securities—Events of Default”; and

•                  Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

We May Issue Other Series of Debt Securities

The indenture permits us to issue different series of debt securities from time to time.  The series F medium-term notes will be a single, distinct series of debt securities.  We may, however, issue notes in such amounts, at such times and on such terms as we wish.  The notes may differ from one another, and from other series, in their terms.  We may create and issue additional notes with the same terms as previous issuances of Series F medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

This section summarizes the material terms that will apply generally to the notes as a series and adds to, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities contained in the accompanying prospectus.  Each particular note will have financial and other terms specific to it, and the specific terms of each note will be described in a pricing supplement.  Those terms may vary from the terms described here.  As you read this section, therefore, please remember that the specific terms of your note as described in your pricing supplement will supplement and, if applicable, may modify or replace the general terms described in this section.  The statements we make in this section may not apply to your note.

When we refer to the “notes”, the “series F medium-term notes” or “these notes”, we mean our medium-term notes, series F. When we refer to a “series of debt securities”, we mean a series, such as the notes, issued under the indenture.  When we refer to “your pricing supplement”, we mean the pricing supplement describing the specific terms of the note you purchase.

Amounts That We May Issue

The indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of series or the aggregate amount of any particular series.  We have authorized the issuance of series F medium-term notes in such amounts as will not result in the notes having an aggregate initial offering price greater than $18,000,000,000, or an equivalent amount in any other currency or currency unit.  We may, however, increase this authorized amount at any time without your consent.  The indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities.  Also, we are not subject to financial or similar restrictions by the terms of the notes, except as described under “Debt Securities—Restrictions on Secured Funded Debt” and “—Restrictions on Sale and Lease-Back Transactions” in the accompanying prospectus.

Prior Sales of Notes

We commenced offering the notes on August 5, 2011.  As of the date of this prospectus supplement, we have issued $8,204,156,000 aggregate principal amount of notes.

How the Notes Rank Against Other Debt

The series F medium-term notes will not be secured by any of our property or assets or any of our subsidiaries’ property or assets.  Thus, by owning a note, you are one of our unsecured creditors.

The notes will not be subordinated to any of our other debt obligations.  This means that, in a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all of our other unsecured and unsubordinated debt.

This Section is Only a Summary

The indenture and its associated documents, including your note, contain the full legal text of the matters described in this section, the accompanying prospectus and your pricing supplement.  The indenture and the notes are governed by New York law.  A copy of the indenture has been filed with the SEC.  See “About this Prospectus” and “Where You Can Find Additional Information” in the accompanying prospectus for information on how to obtain a copy.

This section, the accompanying prospectus and your pricing supplement summarize all the material terms of the indenture and your note.  They do not, however, describe every aspect of the indenture and your note.  For example, in this section, the accompanying prospectus and your pricing supplement, we use terms that have been given special meaning in the indenture, but we describe the meaning of only the more important of those terms.

Features Common to All Notes

Stated Maturity and Maturity

The day on which the principal amount of your note is scheduled to become due is called the “stated maturity of the principal” and is specified in your pricing supplement.  The principal may become due sooner, by reason of redemption, repayment or acceleration after a default.  The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity of the principal”.

We also use the terms “stated maturity” and “maturity” to refer to the dates when other payments become due.  For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment.  When we refer to the “stated maturity” or the “maturity” of a note without specifying a particular payment, we mean the stated maturity or maturity of the principal, as the case may be.

Any issue proceeds of notes that have a maturity of less than one year and that are accepted by us in the United Kingdom or whose issue otherwise constitutes a contravention of Section 19 of the FSMA will be issued to a limited class of professional investors and shall have a minimum denomination of £100,000 or greater (or its equivalent in other currencies).

Currency of Notes

Amounts that become due and payable on your note will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your pricing supplement.  We refer to this currency, composite currency, basket of currencies or currency unit or units as a “specified currency”.  The specified currency for your note will be U.S. dollars, unless your pricing supplement states otherwise.  Some notes may have different specified currencies for principal and interest.

You will have to pay for your notes by delivering the requisite amount of the specified currency for the principal to the agent that we name in your pricing supplement, unless other arrangements have been made between you and us or you and that agent.  We will make payments on your notes in the specified currency, except as described below in “—Payment Mechanics”.

Types of Notes

We will issue the following three types of notes:

•                  Fixed Rate Notes.  A note of this type will bear interest at a fixed rate described in the applicable pricing supplement.  This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

•                  Floating Rate Notes.  A note of this type will bear interest at rates that are determined by reference to an interest rate formula.  In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate.  The various interest rate formulas and these other features are described below in “—Interest Rates—Floating Rate Notes”.  If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in your pricing supplement.

•                  Indexed Notes.  A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to a current exchange rate, a composite currency, commodity price or other financial or non-financial indices described in the applicable pricing supplement.  If you are a Holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity.  That value may fluctuate over time.  If you purchase an indexed note, your pricing supplement will include information about the relevant index, how amounts that are to become payable will be determined by reference to that index, risks of indexed note investment that are not associated with an investment in other types of notes, any applicable foreign currency risks and certain risks and additional tax considerations associated with that indexed note.  For a description of certain risks associated with indexed notes, see “Risk Factors—Risks Associated with Indexed Notes” and “Risk Factors—Foreign Currency Risks” below.

Original Issue Discount Notes

A fixed rate note, a floating rate note or an indexed note may be an original issue discount note.  A note of this type is issued at a price lower than its principal amount and provides that, upon redemption, repayment or acceleration of its maturity, an amount less than its principal amount will be payable.  A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption, repayment or acceleration of maturity.  See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Original Issue Discount” below for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

Information in the Pricing Supplement

Your pricing supplement will describe one or more of the following terms of your note:

•                  the stated maturity;

•                  the specified currency or currencies for principal and interest, if not U.S. dollars;

•                  the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

•                  whether your note is a fixed rate note, a floating rate note or an indexed note and also whether it is an original issue discount note;

•                  if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates, if different from those set forth below under “—Interest Rates—Fixed Rate Notes”;

•                  if your note is a floating rate note, the interest rate basis, which may be one of the nine base rates described in “—Interest Rates—Floating Rate Notes” below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the calculation agent, all of which we describe under “—Interest Rates—Floating Rate Notes” below;

•                  if your note is an original issue discount note, the yield to maturity and any additional provisions relating to this feature of the note;

•                  if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any;

•                  whether your note may be redeemed at our option or repaid at the Holder’s option prior to the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under “—Redemption and Repayment” below;

•                  whether we will issue or make available your note in non-book-entry form; and

•                  any other terms of your note that are not inconsistent with the provisions of the indenture, which other terms could be different from those described in this prospectus supplement.

Your pricing supplement will summarize specific financial and other terms of your note, while this prospectus supplement describes terms that apply generally to the notes as a series and the accompanying prospectus describes the general terms and provisions of the debt securities issued under the indenture.  Consequently, the terms described in your pricing supplement will supplement those described in this prospectus supplement and the terms described in this prospectus supplement will supplement those described in the accompanying prospectus.  In the event that the terms described in these documents are inconsistent, the terms described in the document that is dated later will be controlling.  The terms used in your pricing supplement have the meanings described in this prospectus supplement and the accompanying prospectus, unless otherwise specified.

Legal Ownership of Notes

We refer to those who have notes registered in their own names, on the books that we or the trustee maintain for this purpose, as the “Holders” of those notes.  These persons are the legal holders of the notes.  We refer to those who, indirectly through others, own beneficial interests in notes that are not registered in their own names as “indirect holders” of those notes.  As we discuss below, indirect holders are not legal holders, and investors in notes issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We will issue each note in book-entry form only, unless we specify otherwise in the applicable pricing supplement.  This means notes will be represented by one or more global notes registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system.  These participating institutions, in turn, hold beneficial interests in the notes on behalf of themselves or their customers.

Under the indenture, only the person in whose name a note is registered is recognized as the Holder of that note.  Consequently, for notes issued in global form, we will recognize only the depositary as the Holder of the notes and we will make all payments on the notes to the depositary.  The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners.  The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the notes.

As a result, investors will not own notes directly.  Instead, they will own beneficial interests in a global note, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant.  As long as the notes are issued in global form, investors will be indirect holders, and not Holders, of the notes.

Street Name Holders

In the future we may terminate a global note or issue notes initially in non-global form.  In these cases, investors may choose to hold their notes in their own names or in “street name”.  Notes held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those notes through an account he or she maintains at that institution.

For notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the notes are registered as the Holders of those notes and we will make all payments on those notes to them.  These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so.  Investors who hold notes in street name will be indirect holders, not Holders, of those notes.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the Holders of the notes.  We do not have obligations to investors who hold beneficial interests in global notes, in street name or by any other indirect means.  This will be the case whether an investor chooses to be an indirect holder of a note or has no choice because we are issuing the notes only in global form.

For example, once we make a payment or give a notice to the Holder, we have no further responsibility for that payment or notice even if that Holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so.  Similarly, if we want to obtain the approval of the Holders for any purpose — e.g., to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — we would seek the approval only from the Holders, and not the indirect holders, of the notes.  Whether and how the Holders contact the indirect holders is up to the Holders.

When we refer to “you”, we mean those who invest in the notes being offered by this prospectus supplement and accompanying prospectus, whether they are the Holders or only indirect holders of those notes.  When we refer to “your notes”, we mean the notes in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•                  how it handles securities payments and notices;

•                  whether it imposes fees or charges;

•                  how it would handle a request for the Holders’ consent, if ever required;

•                  whether and how you can instruct it to send you notes registered in your own name so you can be a Holder, if that is permitted in the future;

•                  how it would exercise rights under the notes if there were a default or other event triggering the need for Holders to act to protect their interests; and

•                  if the notes are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Note?

We will issue each note in book-entry form only, unless we specify otherwise in the applicable pricing supplement.  Each note issued in book-entry form will be represented by a global note that we deposit with and register in the name of a financial institution or its nominee, that we select.  The financial institution that we select for this purpose is called the “depositary”.  Unless we specify otherwise in the applicable pricing supplement, The Depository Trust Company, New York, New York, or “DTC”, will be the depositary for all notes issued in book-entry form.  See “—Information About The Depository Trust Company” below.

A global note may represent one or any other number of individual notes.  All notes represented by the same global note will have the same terms.

A global note may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise.  We describe those situations below under “—Special Situations When a Global Note Will Be Terminated”.  As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and Holder of all notes represented by a global note, and investors will be permitted to own only beneficial interests in a global note.  Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does.  Thus, an investor whose note is represented by a global note will not be a Holder of the note, but only an indirect holder of a beneficial interest in the global note.

If the pricing supplement for a particular note indicates that the note will be issued in global form only, then the note will be represented by a global note at all times unless and until the global note is terminated.  We describe the situations in which this can occur below under “—Special Situations When a Global Note Will Be Terminated”.  If termination occurs, we may issue the notes through another book-entry clearing system or decide that the notes may no longer be held through any book-entry clearing system.

Special Considerations for Global Notes

As an indirect holder, an investor’s rights relating to a global note will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers.  We do not recognize this type of investor as a Holder of notes and instead deal only with the depositary that holds the global note.

If notes are issued only in the form of a global note, an investor should be aware of the following:

•                  An investor cannot cause the notes to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the notes, except in the special situations we describe below;

•                  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes, as we describe under “—Legal Ownership of Notes” above;

•                  An investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•                  An investor may not be able to pledge his or her interest in a global note in circumstances where certificates representing the notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•                  The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges, notices and other matters relating to an investor’s interest in a global note.  We and the trustee have no responsibility for any aspect of the depositary’s policies or actions or for its records of ownership interests in a global note.  We and the trustee also do not supervise the depositary in any way;

•                  The depositary will require that those who purchase and sell interests in a global note within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•                  Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global notes, may also have their own policies affecting payments, transfers, exchanges, notices and other matters relating to the notes.  There may be more than one financial intermediary in the chain of ownership for an investor.  We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Note Will Be Terminated

In a few special situations described below, a global note will be terminated and interests in it will be exchanged for certificates in a non-global form representing the notes it represented.  After that exchange, the choice of whether to hold the notes directly or in street name will be up to the investor.  Investors must consult their own banks or brokers to find out how to have their interests in a global note transferred on termination to their own names, so that they will be Holders.  We have described the rights of Holders and street name investors above under “—Legal Ownership of Notes”.

The special situations for termination of a global note are as follows:

•                  if the depositary notifies us that it is unwilling or unable to continue as depositary for that global note or if the depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days of receiving such notice or becoming aware of such ineligibility;

•                  if we notify the trustee that we wish to terminate that global note; or

•                  if an event of default has occurred with regard to notes represented by that global note and has not been cured or waived; we discuss defaults in the accompanying prospectus under “Debt Securities—Events of Default”.

If a global note is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the notes represented by the global note will be registered and, therefore, who will be the Holders of those notes.

Information About The Depository Trust Company

DTC has provided the following information to us.  DTC is:

•                  a limited-purpose trust company organized under the laws of the State of New York;

•                  a “banking organization” within the meaning of the New York Banking Law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•                  a “clearing agency” registered under the Securities Exchange Act of 1934.

Information About Euroclear and Clearstream

The following is based on information furnished by Clearstream or Euroclear, as the case may be:

If we so specify in the applicable pricing supplement, investors in the notes may elect to hold beneficial interests in global notes through either Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank S.A./N.V. (“Euroclear”), as participants in DTC.

Clearstream and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.  At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).  Notes offered and/or sold to investors in the European Economic Area will only be offered or sold in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.  Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks.  Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the agents (as defined herein) or their affiliates.  Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant.  Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.  Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the agents or their affiliates.  Non-participants in Euroclear may hold and transfer beneficial interests in a global note through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”).  The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.  All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.  The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the global notes described herein, cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system.  Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC.  Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC.  Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Although Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among Euroclear Participants and Clearstream Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time.  None of 3M, any of the agents or the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Interest Rates

This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

Each fixed rate note, except any zero coupon note, will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment.  Interest will accrue on the principal of a fixed rate note at the fixed yearly rate stated in the applicable pricing supplement, until the principal is paid or made available for payment.  Unless otherwise specified in the applicable pricing supplement, interest on a fixed rate note will be payable semi-annually each May 15 and November 15, which will be the interest payment dates for a fixed rate note, and at maturity.  Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid, or made available for payment, to but excluding the interest payment date or the date of maturity.  If, however, an interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue with respect to the payment made on that next succeeding business day.  We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months.  We will pay interest on each interest payment date and at maturity as described below under “—Payment Mechanics”.  If the original issue date of a note is between a regular record date and the corresponding interest payment date, the initial interest payment will be made to the holder of record on the next interest payment date after the next regular record date.

Floating Rate Notes

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated.  These terms appear in bold, italicized type the first time they appear, and we define these terms in “—Special Rate Calculation Terms” at the end of this subsection.

Also, please remember that the specific terms of your note as described in your pricing supplement will supplement and, if applicable, may modify or replace the general terms regarding the floating rates of interest described in this subsection.  The statements we make in this subsection may not apply to your note.

Each floating rate note will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment.  Interest will accrue on the principal of a floating rate note at the yearly rate determined pursuant to the interest rate formula stated in the applicable pricing supplement, until the principal is paid or made available for payment.  We will pay interest on each interest payment date and at maturity as described below under “—Payment Mechanics”.

Base Rates.  We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

•                  commercial paper rate;

•                  prime rate;

•                  federal funds rate;

•                  LIBOR;

•                  EURIBOR;

•                  treasury rate; and/or

•                  CMT rate.

We describe each of these base rates in further detail below in this subsection.  If you purchase a floating rate note, your pricing supplement will specify the type of base rate that applies to your note.

Initial Base Rate.  Unless otherwise specified in your pricing supplement, for any floating rate note, the base rate in effect from and including the original issue date to but excluding the first interest reset date will be the “initial base rate”.  We will specify the initial base rate in the applicable pricing supplement.

Spread or Spread Multiplier.  In some cases, the base rate for a floating rate note may be adjusted:

•                  by adding or subtracting a specified number of basis points, called the “spread”, with one basis point being 0.01%; or

•                  by multiplying the base rate by a specified percentage, called the “spread multiplier”.

If you purchase a floating rate note, your pricing supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

Maximum and Minimum Rates.  The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•                  a “maximum rate”, which is a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•                  a “minimum rate”, which is a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your pricing supplement will specify whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.  Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis.  These limits do not apply to loans of $2,500,000 or more.  The indenture is, and any notes issued under the indenture will be, governed by New York law.

The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

Interest Reset Dates.  The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually.  The date on which the interest rate resets and the reset rate becomes effective is called the “interest reset date”.  Except as otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

•                  for floating rate notes that reset daily, each business day;

•                  for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

•                  for treasury rate notes that reset weekly, the Tuesday of each week;

•                  for floating rate notes that reset monthly, the third Wednesday of each month;

•                  for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•                  for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as specified in the applicable pricing supplement; and

•                  for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day.  There are several exceptions, however, to the reset provisions described above.

The base rate in effect from the original issue date to the first interest reset date will be the initial base rate.  For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day before an interest payment date to, but excluding, the interest payment date, and for each day following the second business day before the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day.  For a LIBOR or EURIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Dates.  The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an “interest determination date”.  Except as otherwise specified in the applicable pricing supplement:

•                  for all floating rate notes other than LIBOR notes, EURIBOR notes and treasury rate notes, the interest determination date relating to a particular interest reset date will be the second business day before the interest reset date;

•                  for LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date.  We refer to an interest determination date for a LIBOR note as a “LIBOR interest determination date”;

•                  for EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second TARGET business day preceding the interest reset date.  We refer to an interest determination date for a EURIBOR note as a “EURIBOR interest determination date”; and

•                  for treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a “treasury interest determination date”, will be the day of the week in which the interest reset date falls on which treasury bills — i.e., direct obligations of the U.S. government — would normally be auctioned.  Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday.  If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week.

Sources and Corrections.  If we refer to a rate as set forth on a display page, other published source, information vendor or other vendor officially designated by the sponsor of that rate, if there is a successor source for the display page, other published source, information vendor or other official vendor, we refer to that successor source as applicable as determined by the calculation agent. When we refer to a particular heading or headings on any of those sources, those references include any successor or replacement heading or headings as determined by the calculation agent. If the applicable rate is based on information obtained from a Reuters screen, that rate will be subject to the corrections, if any, published on that Reuters screen within one hour of the time that rate was first displayed on such source. If the applicable rate is based on information obtained from H.15(519) or H.15 daily update, that rate will be subject to the corrections, if any, published by that source within 30 days of the day that rate was first published in that source.

Interest Calculation Dates.  As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date.  Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date.  The “interest calculation date” will be the earlier of the following:

•                  the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

•                  the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Interest Payment Dates.  The “interest payment dates” for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

•                  for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

•                  for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•                  for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•                  for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement; and

•                  at maturity.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.  We have defined the term regular record date below under “—Payment Mechanics—Regular Record Dates for Interest”.

In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity.  If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day.  However, if the floating rate note is a LIBOR note or a EURIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day.  In all cases, an interest payment date that falls on the maturity will be made on the next succeeding business day, but interest on that payment will not accrue after the maturity.

Calculation of Interest.  Calculations relating to floating rate notes will be made by the calculation agent.  Unless the applicable pricing supplement states otherwise, the calculation agent for any issue of floating rate notes will be The Bank of New York Mellon Trust Company, N.A. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

For each floating rate note, the calculation agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes effect on each interest reset date.  In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period — i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date.  For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period.  This factor will equal the sum of the interest factors calculated for each day during the interest period.  The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day:

•                  by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes and federal funds rate notes; or

•                  by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

Upon the request of the Holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect — and, if determined, the interest rate that will become effective on the next interest reset date.  The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or.09876541) being rounded down to 9.87654% (or.0987654) and 9.876545% (or.09876545) being rounded up to 9.87655% (or.0987655)).  All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the following subsections.  Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent and its affiliates.

Commercial Paper Rate Notes

If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading “Commercial Paper/Nonfinancial”.  If the commercial paper rate cannot be determined as described above, the following procedures will apply.

•                  If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading “Commercial Paper/Nonfinancial”.

•                  If the rate described in the prior paragraph does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized rating agency:  the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

•                  If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period.  If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Prime Rate Notes

If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The prime rate will be the rate, for the relevant interest determination date, published in H.15(519) under the heading “Bank prime loan”.  If the prime rate cannot be determined as described above, the following procedures will apply.

•                  If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading “Bank prime loan”.

•                  If the rate described in the prior paragraph does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the prime rate will be the arithmetic mean of the following rates as they appear on the Reuters page USPRIME1:  the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

•                  If fewer than four of these rates appear on the Reuters page USPRIME1, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent.  For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

•                  If fewer than three banks selected by the calculation agent are quoting as described in the prior paragraph, the prime rate for the new interest period will be the prime rate in effect for the prior interest period.  If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Rate Notes

If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15(519) opposite the heading “Federal funds (effective)”, as that rate is displayed on Reuters page FEDFUNDS1 under the heading “EFFECT”.  If the federal funds rate cannot be determined in this manner, the following procedures will apply.

•                  If the rate described above is not displayed on Reuters page FEDFUNDS1 at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “Federal funds (effective)”.

•                  If the rate described in the prior paragraph is not displayed on Reuters page FEDFUNDS1 and does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

•                  If fewer than three brokers selected by the calculation agent are quoting as described in the prior paragraph, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period.  If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR Notes

If you purchase a LIBOR note, your note will bear interest at a base rate equal to the London interbank offered rate for deposits in U.S. dollars or any other index currency, which is referred to as “LIBOR”, as specified in your pricing supplement.  In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.  LIBOR will be determined in the following manner:

•                  LIBOR will be the offered rate appearing on the designated LIBOR page, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date.  Your pricing supplement will indicate the index currency and the index maturity that apply to your LIBOR note.

•                  If no rate appears on the designated LIBOR page, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent:  deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.  The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate.  If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

•                  If fewer than two quotations are provided as described in the prior paragraph, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent:  loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•                  If fewer than three banks selected by the calculation agent are quoting as described in the prior paragraph, LIBOR for the new interest period will be LIBOR in effect for the prior interest period.  If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR Notes

If you purchase a EURIBOR note, your note will bear interest at a base rate equal to the interest rate for deposits in euros designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate).  In addition, the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.  EURIBOR will be determined in the following manner:

•                  EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the relevant interest reset date, as that rate appears on Reuters page EURIBOR01 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

•                  If the rate described above does not appear on Reuters page EURIBOR01, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the Euro-zone interbank market by the principal Euro-zone office of each of four major banks in that market selected by the calculation agent:  euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.  The calculation agent will request the principal Euro-zone office of each of these banks to provide a quotation of its rate.  If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

•                  If fewer than two quotations are provided as described in the prior paragraph, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading Euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the Euro-zone selected by the calculation agent:  loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•                  If fewer than three banks selected by the calculation agent are quoting as described in the prior paragraph, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period.  If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Treasury Rate Notes

If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on Reuters page USAUCTION10 or USAUCTION11 under the heading “INVEST RATE”.  If the treasury rate cannot be determined in this manner, the following procedures will apply.

•                  If the rate described above does not appear on either page by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under a heading indicating that such rate is the “auction high” rate for United States treasury bills.

•                  If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

•                  If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading “U.S. government securities/Treasury bills (secondary market)”.

•                  If the rate described in the prior paragraph does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. government securities/Treasury bills (secondary market)”.

•                  If the rate described in the prior paragraph does not appear in H.15 daily update, H.15(519) or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity:  the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

•                  If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period.  If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT Rate Notes

If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The CMT rate will be the following rate displayed on the designated CMT Reuters page under the heading “ . . . Treasury Constant Maturities . . .”  for the designated CMT index maturity:

•                  if the designated CMT Reuters page is Reuters page FRBCMT, the rate for the relevant interest determination date; or

•                  if the designated CMT Reuters page is Reuters page FEDCMT, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

•                  If the applicable rate described above is not displayed on the relevant designated CMT Reuters page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the CMT rate will be the applicable treasury constant maturity rate described above — i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable — as published in H.15(519) under the heading “Treasury constant maturities”.

•                  If the designated CMT Reuters screen page is FRBCMT and the applicable rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

•                  is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

•                  is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Reuters screen page and published in H.15(519).

•                  If the designated CMT Reuters screen page is FEDCMT and the applicable rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the one-week or one-month rate, as applicable, for the designated CMT index maturity and with reference to the relevant interest determination date, that is otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, immediately preceding that interest determination date.

•                  If the designated CMT Reuters screen page is FRBCMT and the rate described in the second preceding paragraph does not appear at 3:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount:  the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent.  In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest.  If fewer than five but more than two such offered rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated.

•                  If the designated CMT Reuters screen page is FEDCMT and the Federal Reserve Bank of New York does not publish a one-week or one-month rate, as applicable, for U.S. Treasury securities on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount:  the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent.  In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest.  If fewer than five but more than two such offered rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated.

•                  If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount:  the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent.  In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest.  If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

•                  If fewer than five but more than two of these primary dealers are quoting as described in each of the prior two paragraphs, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

•                  If two or fewer primary dealers selected by the calculation agent are quoting as described in the prior paragraph, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period.  If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Special Rate Calculation Term

In the subsection entitled “—Interest Rates”, we use several terms that have special meanings relevant to calculating floating interest rates.  We describe these terms as follows:

The term “bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

bond equivalent yield	=	D × N	×	100
360 – (D × M)

where

•                  “D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

•                  “N” means 365 or 366, as the case may be; and

•                  “M” means the actual number of days in the applicable interest reset period.

The term “business day” means, for any note, a day that meets all the following applicable requirements:

•                  for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

•                  if the note is a LIBOR note, is also a London business day;

•                  if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency;

•                  if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a TARGET business day; and

•                  for all notes, and solely with respect to any payment or other action to be made or taken at any place of payment designated by us outside New York City, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in such place of payment generally are authorized or obligated by law, regulation or executive order to close.

The term “designated CMT index maturity” means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security specified in the applicable pricing supplement.  If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

The term “designated CMT Reuters page” means the Reuters page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15(519).  If no Reuters page is so specified, then the applicable page will be Reuters page FEDCMT.  If Reuters page FEDCMT applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “designated LIBOR page” means the display on the Reuters 3000 Xtra Service, or any successor service, on the “LIBOR01” page or “LIBOR02” page, as specified in the applicable pricing supplement, or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

The term “Euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union, or any successor union, that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992, or any successor treaty.

The term “H.15(519)” means the weekly statistical release designated as such published by the Board of Governors of the Federal Reserve System, or its successor, available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/current/default.htm, or any successor site or publication.

The term “H.15 daily update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15/update/default.htm, or any successor site or publication.

The term “index currency” means, with respect to a LIBOR note, the currency specified as such in the applicable pricing supplement.  The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable pricing supplement.

The term “index maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

The term “London business day” means any day on which dealings in the relevant index currency are transacted in the London interbank market.

The term “money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

money market yield	=	D × 360	×	100
360 – (D × M)

where

•                  “D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

•                  “M” means the actual number of days in the relevant interest reset period.

The term “principal financial center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the index currency, if applicable, relates, except, in each case, that with respect to U.S. dollars, Australian dollars, Canadian dollars, Euros, South African rand and Swiss francs, the “Principal Financial Center” shall be The City of New York, Sydney, Toronto, London, Johannesburg and Zurich, respectively.

The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

The term “Reuters page” means the display on the Reuters 3000 Xtra Service, or any successor service, on the page or pages specified in this prospectus supplement or the applicable pricing supplement, or any replacement page or pages on that service.

The term “Reuters page USPRIME1” means the display on the Reuters 3000 Xtra Service, or any successor service, on the “USPRIME1” page, or any replacement page or pages on which prime rates or base lending rates of major U.S. banks are displayed.

The term “TARGET business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

If, when we use the terms designated CMT Reuters page, H.15(519), H.15 daily update, Reuters page FEDFUNDS1, Reuters page USAUCTION10, Reuters page USAUCTION11 or Reuters page COFI/ARMS we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

Redemption and Repayment

Unless otherwise indicated in your pricing supplement, your note will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes.  In addition, we will not be entitled to redeem your note before its stated maturity unless your pricing supplement specifies a redemption commencement date.  You will not be entitled to require us to buy your note from you, before its stated maturity, unless your pricing supplement specifies one or more repayment dates.

If your pricing supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your note.  It may also specify one or more redemption periods during which the redemption prices relating to a redemption of notes during those periods will apply.

If your pricing supplement specifies a redemption commencement date, your note will be redeemable at our option at any time on or after that date unless otherwise indicated in your pricing supplement.  If we redeem your note, we will do so at the specified redemption price, together with interest accrued to the redemption date.  If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your note is redeemed.

If your pricing supplement specifies a repayment date, your note will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.  In the event that we exercise an option to redeem any note, we will give to the trustee and the Holder written notice of the principal amount of the note to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date.  We will give the notice in the manner described below in “—Notices”.

If a note represented by a global note is subject to repayment at the Holder’s option, the depositary or its nominee, as the Holder, will be the only person that can exercise the right to repayment.  Any indirect holders who own beneficial interests in the global note and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf.  Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

If any notes are redeemable and we redeem less than all those notes, we may block the transfer or exchange of those notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of Holders to prepare the mailing.  We may also refuse to register transfers of or exchange any note selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

In the event that the option of the Holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent applicable.

We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices.  Notes that we or they purchase may, at our discretion, be held, resold or cancelled.

Payment Mechanics

Who Receives Payment?

If interest is due on a note on an interest payment date, we will pay the interest to the person or entity in whose name the note is registered at the close of business on the regular record date relating to the interest payment date.  If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note.  If principal or another amount besides interest is due on a note at maturity, we will pay the amount to the Holder of the note against surrender of the note at a proper place of payment or, in the case of a global note, in accordance with the applicable policies of the depositary.

Regular Record Dates for Interest

Unless we specify otherwise in the applicable pricing supplement, the “regular record date” relating to an interest payment date for any fixed rate note will be the May 1 or November 1 next preceding that interest payment date, and for any floating rate note will be the 15th calendar day before that interest payment date, in each case whether or not the record date is a business day.  For the purpose of determining the Holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

How We Will Make Payments Due in U.S. Dollars

We will follow the practice described in this subsection when paying amounts due in U.S. dollars.  Payments of amounts due in other currencies will be made as described in the next subsection.

Payments on Global Notes.  We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time.  Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global note.  An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described above under “—What Is a Global Note?”.

Payments on Non-Global Notes.  We will make payments on a note in non-global form as follows.  We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the Holder at his or her address shown on the trustee’s records as of the close of business on the regular record date.  We will make all other payments by check at the paying agent described below, against surrender of the note.  All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global note has a face amount of at least $1,000,000 and the Holder asks us to do so, we will pay any amount that becomes due on the note by wire transfer of immediately available funds to an account at a bank in New York City, on the due date.  To request wire payment, the Holder must give the paying agent appropriate wire transfer instructions at least ten days before the requested wire payment is due.  In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the relevant regular record date.  In the case of any other payment, payment will be made only after the note is surrendered to the paying agent.  Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their notes or how we will make payments due in other currencies.

We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

Payments on Global Notes.  We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time.  We understand that these policies, as currently in effect at DTC, are as follows.

Unless otherwise indicated in your pricing supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global note is held of your election:

•                  on or before the applicable regular record date, in the case of a payment of interest, or

•                  on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your note is redeemed or repaid earlier, in the case of a payment of principal or any premium.

DTC, in turn, will notify the paying agent of your election in accordance with DTC’s procedures.

If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC’s instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars.  In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under “—Conversion to U.S. Dollars”.  We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

Indirect holders of a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

Payments on Non-Global Notes.  Except as described in the last paragraph under this heading, we will make payments on notes in non-global form in the applicable specified currency.  We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the Holder and is acceptable to us and the trustee.  To designate an account for wire payment, the Holder must give the paying agent appropriate wire instructions at least ten days before the requested wire payment is due.  In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the regular record date.  In the case of any other payment, the payment will be made only after the note is surrendered to the paying agent.  Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

If a Holder fails to give instructions as described above, we will notify the Holder at the address in the trustee’s records and will make the payment within five business days after the Holder provides appropriate instructions.  Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

Although a payment on a note in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the Holder asks us to do so.  To request U.S. dollar payment, the Holder must provide appropriate written notice to the trustee at least ten days before the next due date for which payment in U.S. dollars is requested.  In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the Holder on the regular record date.  Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Book-entry and other indirect holders of a note with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

Conversion to U.S. Dollars.  When we are asked by a Holder to make payments in U.S. dollars of an amount due in another currency, either on a global note or a non-global note as described above, we will determine the U.S. dollar amount the Holder receives as follows.  The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, as of 11:00 A.M., New York City time, on the second business day before the payment date.  Currency bid quotations will be requested on an aggregate basis, for all Holders of notes and other debt securities, if any, requesting U.S. dollar payments of amounts due on the same date in the same specified currency.  The U.S. dollar amount the Holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent.  If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation.  If some or all of the relevant notes are LIBOR notes or EURIBOR notes, the second preceding business day will be determined for this purpose as if none of those notes were LIBOR notes or EURIBOR notes.

A Holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

When the Specified Currency Is Not Available.  If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control — such as the imposition of exchange controls or a disruption in the currency markets — we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the most recently available exchange rate.

For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in New York City as quoted by the Federal Reserve Bank of New York on the then-most recent day on which that bank has quoted that rate.

The foregoing will apply to any note, whether in global or non-global form, and to any payment, including a payment at maturity.  Any payment made under the circumstances and in a manner described above will not result in a default under any note or the indenture.

Exchange Rate Agent.  If we issue a note in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the note is originally issued in the applicable pricing supplement.  We may change the exchange rate agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

All determinations made by the exchange rate agent will be at its sole discretion unless we state in the applicable pricing supplement that any determination is subject to our approval.  In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

Payment When Offices Are Closed

If any payment is due on a note on a day that is not a business day, we will make the payment on the next day that is a business day, and no additional interest on such payment will accrue with respect to the payment made on the next succeeding business day.  However, if the interest payment date on a floating rate note, other than any interest payment date that falls on the maturity, would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day.  If the floating rate note is a LIBOR note or a EURIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day.

Payments postponed to the next business day in these situations will be treated under the indenture as if they were made on the original due date.  Postponements of this kind will not result in a default under any note or the indenture.  The term business day has a special meaning, which we describe above under “—Special Rate Calculation Terms”.

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices notes in non-global entry form may be surrendered for payment at their maturity.  We call each of those offices a “paying agent”.  We may add, replace or terminate paying agents from time to time.  We may also choose to act as our own paying agent.  Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent.  We will notify you of changes in the paying agents.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a Holder will be repaid to us.  After that two-year period, the Holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

Notices to be given to Holders of a global note will be given only to the depositary, in accordance with its applicable policies as in effect from time to time.  Notices to be given to Holders of notes not in global form will be sent by mail to the respective addresses of the Holders as they appear in the trustee’s records, and will be deemed given when mailed.  Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

RISK FACTORS

Your investment in the notes is subject to certain risks.  This prospectus supplement does not describe all of the risks of an investment in the notes, whether arising because the return on the notes is linked to one or more interest rates or currency indices or formulas or because the notes are denominated in a currency other than U.S. dollars.  You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances.  Before investing in the notes, you should consider carefully, among other factors, the matters described below.  In addition, you should review the “Risk Factors” and “Cautionary Note Concerning Factors That May Affect Future Results” sections of 3M’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as updated by 3M’s Current Report on Form 8-K dated May 17, 2016, the “Risk Factors” and “Cautionary Note Concerning Factors That May Affect Future Results” sections of 3M’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and the “Risk Factors” and “Cautionary Note Concerning Factors That May Affect Future Results” sections of any future report filed by 3M with the Securities and Exchange Commission, all of which are incorporated by reference herein.  See “Where You Can Find Additional Information” and “Incorporation of Certain Documents By Reference” in the accompanying prospectus.

Risks Associated with Indexed Notes

The following is a brief summary of certain considerations which prospective purchasers of indexed notes should take into account.  Additional risks and tax considerations will be set forth in the applicable pricing supplement.

Due to the manner in which the principal amount due at maturity on an indexed note is determined, holders of indexed notes may lose a portion or all of their investment in indexed notes depending upon the value at maturity of the applicable index.  Similarly, holders of indexed notes may lose a major portion or all of the interest due on an interest payment date depending upon the value of the applicable index on any interest payment date.  Indices based upon foreign currencies, composite currencies, commodities or other financial or non-financial indicators can be quite volatile in nature.

Indexed notes are speculative in nature and involve a high degree of risk, including the risk that the principal amount payable at maturity may be zero and that on one or more interest payment dates the interest rate may be zero percent.  Prospective purchasers should therefore be prepared to sustain a total loss of the principal of the indexed notes and to receive no interest thereon.  Indexed notes are not an appropriate investment for investors who are not sophisticated with respect to foreign currency transactions, commodity prices and commodity and financial or non-financial indices.

Prospective purchasers are encouraged to review the applicable pricing supplement for additional risks associated with the specific issuance of indexed notes.  See also “—Foreign Currency Risks” below.

Risks Associated with Floating Rate Notes Linked to LIBOR or Other “Benchmark” Rates

The London Interbank Offered Rate (“LIBOR”), the Euro Interbank Offered Rate (“EURIBOR”) and other indices which are deemed “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on any securities linked to a “benchmark.”

Key international proposals for reform of “benchmarks” include IOSCO’s Principles for Financial Market Benchmarks (July 2013) (the “IOSCO Benchmark Principles”) and the European Commission’s Proposal for a Regulation of the European Parliament and of the Council on indices used as benchmarks in financial instruments and financial contracts or to measure the performance of investment funds (September 2013) (the “Benchmark Regulation”).

The IOSCO Benchmark Principles aim to create an overarching framework of principles for benchmarks to be used in financial markets, specifically covering governance and accountability, as well as the quality and transparency of benchmark design and methodologies.  The Benchmark Regulation was adopted by the European Parliament on April 28, 2016 and by the Council of the European Union on May 17, 2016. The formal text of the Benchmark Regulation has not been published in the Official Journal of the European Union. The current text of the Benchmark Regulation, as adopted, is expected to enter into force on the day following that of its publication in the Official Journal of the EU and to apply 18 months from the date of entry into force.

The Benchmark Regulation, as currently adopted, will apply to “contributors,” “administrators” and “use of” “benchmarks” in the EU, and will, among other things, (i) require certain benchmark administrators to be authorized (or, if non-EU-based, to be subject to an equivalent regulatory regime) and to comply with extensive requirements in relation to the administration of “benchmarks” and (ii) ban the use by “supervised entities” (which include EU credit institutions, investment firms, insurance undertakings and other EU regulated entities) of “benchmarks” of unauthorized administrators or which are not otherwise recognized in accordance with the Benchmark Regulation. The scope of the Benchmark Regulation is wide and, in addition to so-called “critical benchmark” indices (which are expected to include indices such as LIBOR and EURIBOR), could also potentially apply to interest rate indices, as well as equity, commodity and foreign exchange rate indices and other indices (including “proprietary” indices) which are referenced in listed financial instruments or financial contracts or used to measure performance of investment funds.

In addition to the international proposals for reform of “benchmarks” described above, there are numerous other proposals, initiatives and investigations which may impact “benchmarks.” For example, in the United Kingdom (the “U.K.”), the national government has extended the legislation originally put in place to cover LIBOR to regulate a number of additional major U.K.-based financial benchmarks in the fixed income, commodity and currency markets, which could be further expanded in the future.

The U.K.’s Financial Conduct Authority has also released “Financial Benchmarks: Thematic review of oversight and controls,” which reviewed the activities of firms in relation to a much broader spectrum of “benchmarks” that ultimately could impact inputs, governance and availability of certain “benchmarks.”

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or participate in certain “benchmarks,” trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks.” The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in adjustment to the terms and conditions, early redemption, discretionary valuation by the calculation agent, delisting or other consequence in relation to securities linked to such “benchmark.” Any such consequence could have a material adverse effect on the value of and return on any such securities.

Any of the above changes or any other consequential changes to LIBOR, EURIBOR or any other “benchmark” as a result of U.K., European Union, or other international, national or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes could have a material adverse effect on the trading market for, value of and return on any notes based on or linked to a “benchmark.”

Foreign Currency Risks

General

Exchange Rates and Exchange Controls

An investment in notes that are denominated in other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars.  Such risks include, without limitation,

•                  the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies, and

•                  the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments.

Such risks depend on economic and political events over which we have no control.  In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future.  Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note.  Depreciation of a specified currency other than U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of such note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a note’s maturity.  Even if there are no actual exchange controls, it is possible that the specified currency for any particular note will not be available at such note’s maturity.  In that event, we will repay in U.S. dollars on the basis of the most recently available exchange rate.

This prospectus supplement and the attached prospectus and any applicable pricing supplement do not describe all the risks of an investment in the notes denominated in other than U.S. dollars.  Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes denominated in other than U.S. dollars.  Notes denominated in other than U.S. dollars are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa.  In addition, banks offer limited non-U.S. dollar denominated checking or saving account facilities in the United States.  Accordingly, unless otherwise specified in the applicable pricing supplement, payments on notes made in a specified currency other than U.S. dollars may be made from an account with a bank located in the country issuing the specified currency.

Unless otherwise specified in the applicable pricing supplement, notes denominated in other than U.S. dollars will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated.  The information set forth in this prospectus supplement is directed to prospective purchasers who are residents of the United States, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the notes.  Such persons should consult their own financial and legal advisors with regard to such matters.

Governing Law and Judgments

The notes will be governed by and construed in accordance with the laws of the State of New York.  If an action based on the notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the notes only in U.S. dollars.  It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date.  New York statutory law provides, however, that a court shall render a judgment in a foreign currency of the underlying obligation and that the judgment shall be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment.

Exchange Rate and Controls for Specified Currencies

With respect to any note denominated in other than U.S. dollars, a pricing supplement including a currency supplement with respect to the applicable specified currency (which supplement shall include information with respect to applicable current foreign exchange controls, if any) and the relevant historical exchange rates for the specified currency shall constitute a part of this prospectus supplement.  Such information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income (and certain estate) tax consequences of owning the series F medium-term notes and is the opinion of Christina Spence, Director, Tax Planning of 3M Company.  It applies to you only if you hold your notes as capital assets for tax purposes.  This section does not apply to you if you are a holder subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a person that holds notes that are a hedge or that are hedged against interest rate or currency risks;

•                  a person that holds notes as part of a straddle or conversion transaction for tax purposes; or

•                  a person whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued.  The U.S. federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in any applicable pricing supplement.  This section is based on the Internal Revenue Code of 1986 (the “Code”), its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder.  You are a “U.S. holder” if you are a beneficial owner of a note and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation (including an entity treated as a corporation for U.S. federal income tax purposes);

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of any note, the treatment of a partner in that partnership will generally depend upon the status of such partner and the activities of such partnership.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—U.S. Alien Holders” below.

Payments of Interest

Except as described below in the case of interest on a discount note that is not qualified stated interest, each as defined below under “—Original Issue Discount—General”, you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or it accrues, depending on your regular method of accounting for tax purposes.

Cash Basis Taxpayers.  If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers.  If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods.  Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you will determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year.  Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment.  If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire.  You may not revoke this election without the consent of the Internal Revenue Service (the “IRS”).

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.  However, you may not treat this ordinary income gain or loss as an adjustment to the interest income you receive.

Original Issue Discount

General.  If you own a note, other than a note with a term of one year or less (a “short-term note”), it will be treated as a discount note issued at an original issue discount if the amount by which the note’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount.  Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.  A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest.  Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note.  There are special rules for variable rate notes that are discussed below under “—Variable Rate Notes”.

In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1% of its stated redemption price at maturity multiplied by the number of complete years to its maturity.  Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount.  If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under “—Election to Treat All Interest as Original Issue Discount”.  You can determine the includible amount with respect to each such payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to:

•                  the amount of the principal payment made divided by

•                  the stated principal amount of the note.

Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount (“OID”) in income before you receive cash attributable to that income.  The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note.  More specifically, you can calculate the amount of accrued OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note.  You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period.  You may select an accrual period of any length with respect to your note and you may vary the length of each accrual period over the term of your note.  However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the note must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•                  multiplying your discount note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity; and then

•                  subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period.  Further, you can determine your discount note’s adjusted issue price at the beginning of any accrual period by:

•                  adding your note’s issue price and any accrued OID for each prior accrual period; and then

•                  subtracting any payments previously made on your note that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths.  In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval.  You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•                  the amount payable at the maturity of your note, other than any payment of qualified stated interest; and

•                  your note’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.  If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note’s adjusted issue price, as determined above under “—General”, the excess is acquisition premium.  If you do not make the election described below under “—Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by an amount equal to:

•                  the excess of your adjusted basis in the note immediately after purchase over

•                  the adjusted issue price of the note

divided by:

•                  the excess of the sum of all amounts payable (other than qualified stated interest) on the note after the purchase date over

•                  the note’s adjusted issue price.

Market Discount.  Your note, other than a short-term note, will be a market discount note if:

•                  you purchase your note for less than its issue price as determined above under “—General”; and

•                  the note’s stated redemption price at maturity or, in the case of a discount note, the note’s revised issue price, exceeds the price you paid for your note by at least 1/4 of 1% of your note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity.  To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

If your note’s stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1% multiplied by the number of complete years to the note’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note.  Alternatively, you may elect to include market discount in income currently over the life of your note.  If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies.  You may not revoke this election without the consent of the IRS.  If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method.  If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it.

Pre-Issuance Accrued Interest.  An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•                  a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

•                  the first stated interest payment on your note is to be made within one year of your note’s issue date; and

•                  the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

Notes Subject to Contingencies Including Optional Redemption.  Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal.  In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

•                  the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•                  one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations.  These rules will be discussed in the applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then in the case of an option or options of ours, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note and, in the case of an option or options that you hold, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.  If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised.  You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.  You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under “—General”, with the modifications described below.  For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “—Notes Purchased at a Premium”, or acquisition premium.

If you make this election for your note, then, when you apply the constant-yield method:

•                  the issue price of your note will equal your cost;

•                  the issue date of your note will be the date you acquired it; and

•                  no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter.  Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed above under “—Market Discount” to include market discount in income currently over the life of all debt instruments that you currently hold or later acquire.  You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the IRS.

Variable Rate Notes.  Your note will be a variable rate note if:

•                  your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•                  .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•                  15 percent of the total noncontingent principal payments; and

•                  your note provides for stated interest, compounded or paid at least annually, only at:

•                  one or more qualified floating rates,

•                  a single fixed rate and one or more qualified floating rates,

•                  a single objective rate, or

•                  a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

•                  variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

•                  the rate is equal to such a rate multiplied by either:

•                  a fixed multiple that is greater than 0.65 but not more than 1.35, or

•                  a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•                  the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

Your note will have a variable rate that is a single objective rate if:

•                  the rate is not a qualified floating rate;

•                  the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of 3M or a related party; and

•                  the value of the rate on any date during the term of your note is set no earlier than three months before the first day on which that value is in effect and no later than one year following that first day.

Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

An objective rate as described above is a qualified inverse floating rate if:

•                  the rate is equal to a fixed rate minus a qualified floating rate; and

•                  the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.  Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•                  the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•                  the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

Commercial paper rate notes, prime rate notes, federal funds rate notes, LIBOR notes, EURIBOR notes, treasury rate notes and CMT rate notes generally will be treated as variable rate notes under these rules.

In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period of one year or less, all stated interest on your note is qualified stated interest.  In this case, the amount of OID, if any, is determined by using, for a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period of one year or less, you generally must determine the interest and OID accruals on your note by:

•                  determining a fixed rate substitute for each variable rate provided under your variable rate note;

•                  constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•                  determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than a single fixed rate for an initial period of one year or less, you generally must determine interest and OID accruals by using the method described in the previous paragraph.  However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate.  The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes.  In general, if you are an individual or other cash basis U.S. holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for U.S. federal income tax purposes unless you elect to do so.  However, you may be required to include any stated interest in income as you receive it.  If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding.  If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement.  However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note’s stated redemption price at maturity.

Foreign Currency Discount Notes.  If your discount note is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. holder, as described above under “—U.S. Holders—Payments of Interest”.  You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

Notes Purchased at a Premium

If you purchase your note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, you may elect to treat the excess as amortizable bond premium.  If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note’s yield to maturity.  If your note is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency.  Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss.  If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or thereafter acquire, and you may not revoke it without the consent of the IRS.  See also “—Original Issue Discount—Election to Treat All Interest as Original Issue Discount” above.

Purchase, Sale and Retirement of the Notes

Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

•                  adding any OID or market discount, de minimis original issue discount and de minimis market discount; and then

•                  subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce the interest on your note.

If you purchase your note with foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase.  However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note.  If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

•                  the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulations;

•                  the date of disposition, if you are an accrual basis taxpayer; or

•                  the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis U.S. holder that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulations.

You will recognize capital gain or loss when you sell or retire your note, except to the extent attributable to changes in exchange rates as described in the next paragraph or to accrued but unpaid interest, described above under “—Original Issue Discount—Short-Term Notes” or “—Market Discount”, or subject to the rules governing contingent payment obligations.  Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 20% where the property is held for more than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates.  However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other than U.S. Dollars

If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement.  If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase.  If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Tax Return Disclosure Regulations

Pursuant to Treasury regulations (the “Disclosure Regulations”), if you have participated in a “reportable transaction” and are required to file a U.S. federal income tax return you must generally attach a disclosure statement disclosing your participation in the reportable transaction to your tax return for each taxable year for which you participate in the reportable transaction.  A penalty in the amount of $10,000 in the case of a natural person and $50,000 in any other case is imposed on any taxpayer that fails to file a reportable transaction disclosure statement.  The Disclosure Regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.”  A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code in an amount equal to or in excess of certain threshold amounts.  The Disclosure Regulations specifically provide that a loss resulting from a “Section 988 transaction,” such as an investment in notes denominated or on which interest is payable in a foreign currency, will constitute a Section 165 loss.  In the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, if the loss arises with respect to a Section 988 transaction (as defined in Section 988(c)(1) of the Code relating to foreign currency transactions), the applicable threshold amount is $50,000 in any single taxable year.  Higher threshold amounts apply depending upon the taxpayer’s status as a corporation, partnership or S corporation, as well as certain other factors.  It is important to note, however, that the Disclosure Regulations provide that the fact that a transaction is a reportable transaction shall not affect the legal determination of whether the taxpayer’s treatment of the transaction is proper.

Indexed and Other Notes

The applicable pricing supplement will discuss any special U.S. federal income tax rules with respect to contingent foreign currency notes, notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes.

Medicare Tax on Net Investment Income

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and

(2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

U.S. Alien Holders

This subsection describes the tax consequences to a U.S. alien holder.  You are a U.S. alien holder if you are the beneficial owner of a note and are not a “U.S. holder”, as defined in the previous section, and are not an entity that is classified as a partnership for U.S. federal income tax purposes.  If you are a U.S. holder, this section does not apply to you.

This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under present U.S. federal income and estate tax law, and subject to the discussion of backup withholding and FATCA below, if you are a U.S. alien holder of a note

•                  we and other payors will not be required to deduct U.S. withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest;

•                  you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of 3M Company entitled to vote;

•                  you are not a controlled foreign corporation that is related to us through stock ownership, and

•                  you certify to us or a U.S. payor on an IRS Form W-8BEN (or substitute form), under penalties of perjury, that you are not a U.S. holder and provide your name and address, or

•                  a non-U.S. securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note certifies to us or a U.S. payor under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof (special procedures contained in Treasury regulations may apply to payments through intermediaries); and

•                  you will not be subject to U.S. federal income tax and no deduction for any U.S. federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for U.S. federal estate tax purposes if:

•                  the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of 3M Company entitled to vote at the time of death; and

•                  the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

A U.S. alien holder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the U.S. alien holder was a U.S. person provided the U.S. alien holder provides an IRS Form W-8ECI.

The rules regarding withholding are complex and vary depending on your individual situation.  They are also subject to change.  In addition, special rules apply to certain types of non-U.S. holders of notes, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes.  We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Backup Withholding and Information Reporting

U.S. Holders

In general, if you are a non-corporate U.S. holder, we and other payors are required to report to the IRS all payments of principal, any premium and interest on your note and the accrual of OID on a discount note.  In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the IRS.  Additionally, backup withholding at the applicable statutory rate will apply to any payments, including payments of OID, if you fail to provide an accurate certified taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

U.S. Alien Holders

You are generally exempt from backup withholding and information reporting, with respect to any payments of principal, premium or interest, including OID, made by us and other payors, provided that you provide the certification described above under “—U.S. Alien Holders”, and provided further that the payor does not have actual knowledge or reason to know that you are a U.S. person.  We and other payors, however, may report payments of interest on your notes on IRS Form 1042-S.

In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both U.S. backup withholding and information reporting.  If, however, you are a U.S. alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-U.S. status as described above under “—U.S. Alien Holders”, under penalties of perjury, or otherwise establish an exemption.  Payments of the proceeds from the sale by a U.S. alien holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding.  However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:

•                  a U.S. person;

•                  a controlled foreign corporation for U.S. federal income tax purposes;

•                  a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•                  a foreign partnership, if at any time during its tax year:

•                  one or more of its partners are “U.S. persons”, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•                  the foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption.

Foreign Account Tax Compliance

Sections 1471-1474 of the Code and the Treasury Regulations thereunder (“FATCA”) impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under FATCA, and certain other non-U.S. entities.  FATCA imposes a 30% withholding tax on payments of interest on, and gross proceeds from the sale or other disposition of, notes paid to a foreign financial institution unless the foreign financial institution is deemed to be compliant with FATCA or enters into an agreement with the IRS to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements.  In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity of a certain type unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information to the IRS or to the withholding agent regarding each substantial U.S. owner.  These rules currently apply to payments of interest and are expected to apply to payments of gross proceeds from the sale or other disposition of the notes after December 31, 2018.  Prospective investors should consult their tax advisors regarding the application of FATCA to the acquisition, ownership or disposition of the notes.

PLAN OF DISTRIBUTION

3M and Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as agents, have entered into a distribution agreement with respect to the notes.  Subject to certain conditions, each of the agents has agreed to use its reasonable best efforts to solicit purchases of the notes.  3M has the sole right to accept offers to purchase notes and may reject any proposed purchase of the notes.  Each of the agents may, in its discretion reasonably exercised, also reject any offer to purchase notes.  3M will pay the agents a commission on any notes sold through the agents.  Unless otherwise agreed to, the commission will range from 0.125% to 0.750% of the principal amount of the notes, depending on the stated maturity of the notes.

3M may also sell notes to the agents who will purchase the notes as principal for their own accounts.  The agents will purchase the notes at a price equal to the issue price specified in the applicable prospectus supplement, less a discount.  Unless otherwise stated, the discount will equal the applicable commission on an agency sale of notes with the same stated maturity.  Any notes the agents purchase as principal may be resold at the market price or at other prices determined by the agents at the time of resale.  3M may also sell notes directly to investors.  No commissions will be paid on notes sold directly by 3M.  3M may accept offers to purchase notes through additional agents and may appoint additional agents to solicit offers to purchase notes.  Such other agents, if any, will be named in the applicable pricing supplement.

The agents may resell any notes they purchase as principal to other brokers or dealers at a discount, which may include all or part of the discount the agents received from 3M.  Unless stated otherwise in the applicable pricing supplement, the agents will purchase the notes at a price equal to 100% of the principal amount less a discount.  Unless otherwise stated, the discount will equal the applicable commission on an agency sales of notes of the same maturity.  If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

In connection with the offering, the agents may purchase and sell notes in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the agents of a greater number of notes than they are required to purchase in the offering.  Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The agents also may impose a penalty bid.  This occurs when a particular agent repays to the agents a portion of the underwriting discount received by it because the agents have repurchased notes sold by or for the account of such agent in stabilizing or short covering transactions.

These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes.  As a result, the price of the notes may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the agents at any time.  These transactions may be effected in the over-the-counter market or otherwise.

The agents, whether acting as agents or principals, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  3M has agreed to indemnify the several agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect of these liabilities.

The agents may sell to dealers who may resell to investors, and the agents may pay all or part of the discount or commission they receive from 3M to the dealers.  Such dealers may be deemed to be “underwriters” within the meaning of the Securities Act.

The notes will not have an established trading market when issued and, unless stated otherwise in the applicable pricing supplement, the notes will not be listed on any securities exchange.  The agents have advised us that they may from time to time purchase and sell notes in the secondary market, as permitted by applicable laws and regulations.  The agents are not obligated, however, to make any such purchases and sales and any such purchases and sales may be discontinued at any time without notice at the sole discretion of the agents.  There can be no assurance that a secondary market for the notes will develop or that if a secondary market develops it will be maintained or be liquid.

The agents and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us or our affiliates, for which they received or will receive customary fees and expenses.  In addition, certain of the agents and their respective affiliates are lenders under 3M’s credit agreement dated March 9, 2016.

In the ordinary course of their various business activities, the agents and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates.  Certain of the agents or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies.  Typically, such agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby.  Any such credit default swaps and short positions could adversely affect future trading prices of the notes offered hereby.  The agents and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the applicable pricing supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant agent or agents nominated by 3M for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require 3M or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each agent has represented and agreed that:

(a) in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by 3M;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to 3M; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.  No. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEL”) and each agent has agreed that it will not offer or sell any offered notes, directly or indirectly, in

Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.  As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA and pursuant to Section 275(1)), or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:  (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:  (1) to an institutional investor, to a relevant person (as defined in Section 275(2) of the SFA), or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust); (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the agents are not required to comply with the disclosure requirements of NI 33-105 regarding agent conflicts of interest in connection with this offering.

3M estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $22,897,419.

Unless otherwise indicated in the applicable pricing supplement, the purchase price of the notes will be required to be paid in immediately available funds in New York, New York.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Gregg M. Larson, who is our Deputy General Counsel, or another one of our lawyers, and for the agents by Sidley Austin LLP, New York, New York.  Mr. Larson owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock.  The opinions of Gregg M. Larson and Sidley Austin LLP will be based on certain assumptions about future actions required to be taken by us and the trustee in connection with the issuance and sale of each note, about the specific terms of each note and about other matters that may affect the validity of the notes but cannot be ascertained on the date of those opinions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to 3M Company’s Current Report on Form 8-K dated May 17, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of 3M Company for the three-month periods ended March 31, 2016 and 2015 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate report dated May 3, 2016 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

PROSPECTUS

3M Company

Debt Securities

Common Stock

We from time to time may offer to sell debt securities and common stock.  Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “MMM”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities.  The specific terms of any securities to be offered will be described in a prospectus supplement to this prospectus.

Investing in our securities involves risks.  You should carefully consider the risks described under “Risk Factors” on page 4 of this prospectus, as well as the information incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 16, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or other offering material filed or provided by us.   We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement or any such other offering material is accurate as of any date other than their respective dates.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this process, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.  This prospectus and any applicable prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC.  The registration statement that contains this prospectus, including the exhibits to the registration statement, provides additional information about us.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.  Our SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, NY 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.3m.com. However, the information on our Internet site is not a part of, or incorporated by reference in, this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC rules allow us to incorporate by reference information into this prospectus. This means we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document.  Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

Accordingly, we incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•                  our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our Current Report on Form 8-K dated May 15, 2014;

•                  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•                  our Current Reports on Form 8-K dated April 8, 2014, May 14, 2014 and May 15, 2014 (the Current Report updating certain information included in our Annual Report on Form 10-K for the year ended December 31, 2013, including the historical financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, to reflect certain product moves between our business segments in the first quarter of 2014); and

•                  all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents.  You can request those documents from:

3M Company
3M Center
St. Paul, MN  55144-1000
Phone: (651) 733-1110
Attention: Investor Relations

THE COMPANY

3M Company, formerly known as Minnesota Mining and Manufacturing Company, was incorporated in 1929 under the laws of the State of Delaware to continue operations begun in 1902.  3M’s principal executive offices are located at 3M Center, St. Paul, Minnesota 55144 (telephone: 651-733-1110).

3M is a diversified technology company with a global presence in the following businesses: Industrial; Safety and Graphics; Electronics and Energy; Health Care; and Consumer.  3M is among the leading manufacturers of products for many of the markets it serves.  Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically-oriented companies.

We manage our operations in five operating business segments: Industrial; Safety and Graphics; Electronics and Energy; Health Care; and Consumer.   Our five business segments bring together common or related 3M technologies, enhancing the development of innovative products and services and providing for efficient sharing of business resources. These segments have worldwide responsibility for virtually all 3M product lines. Certain small businesses and lab-sponsored products, as well as various corporate assets and expenses, are not attributed to the business segments.

When we refer to “3M”, “our company”, “we”, “our” and “us” in this prospectus under the heading “The Company”, we mean 3M Company and its consolidated subsidiaries unless the context indicates otherwise.  When these terms are used elsewhere in this prospectus, we refer only to 3M Company unless the context indicates otherwise.

RISK FACTORS

You should carefully consider, among other things, the risks and other matters that are identified or discussed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our Current Report on Form 8-K dated May 15, 2014, and in other documents that are incorporated by reference into this prospectus and any applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated.

	Three months ended March 31,	Year ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(1)	26.2x	25.4x	23.2x	21.7x	20.2x	15.3x

(1)         For purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes and net income attributable to noncontrolling interest, plus fixed charges and amortization of capitalized interest less equity in undistributed income of 20-50% owned companies and capitalized interest. Fixed charges include interest on debt, including capitalized interest, the interest component of the ESOP benefit expense (for 2009), and the portion of rent under operating leases representative of the interest component. 2009 results included net pre-tax charges of $194 million related to restructuring actions partially offset by a gain on sale of real estate.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings, the following securities:

•                  debt securities, and

•                  shares of common stock.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement and other offering material, which may be in addition to or different from the general terms summarized in this prospectus. We may issue debt securities that are convertible into common stock that may be sold under this prospectus. Where applicable, the prospectus supplement and other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.  The summaries contained in this prospectus and in any prospectus supplement or other offering material may not contain all of the information that you would find useful.  Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus.  You should read “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” to find out how you can obtain a copy of those documents.

DEBT SECURITIES

This section describes the general terms and provisions of the debt securities.  The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.  The debt securities will be issued under an indenture, dated as of November 17, 2000, as amended on July 29, 2011, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee.  As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidence of indebtedness that we issue and the trustee authenticates and delivers under the indenture.

We have summarized the general terms and provisions of the indenture in this section.  This summary, however, does not describe every aspect of the indenture.  We have filed the indenture with the SEC.  You should read the indenture for additional information before you buy any debt securities.  The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

The debt securities will be our direct, senior, unsecured obligations.  The indenture does not limit the amount of debt securities that we may issue and permits us to issue debt securities from time to time.  Debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture.  (Section 301) Unless a prospectus supplement relating to debt securities states otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford Holders (as defined below) of any debt securities protection in a highly leveraged or other transaction involving us that may adversely affect Holders of the debt securities.  If we ever issue bearer securities we will summarize provisions of the indenture that relate to bearer securities in the applicable prospectus supplement.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering.  (Section 301) These terms will include some or all of the following:

•                  the title and type of the debt securities;

•                  any limit on the total principal amount of the debt securities;

•                  the price at which the debt securities will be issued;

•                  the maturity date of the debt securities;

•                  the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

•                  if the debt securities will bear interest:

•                  the interest rate on the debt securities;

•                  the date from which interest will accrue;

•                  the record and interest payment dates for the debt securities;

•                  the first interest payment date; and

•                  any circumstances under which we may defer interest payments;

•                  any optional redemption provisions that would permit us or the Holders of debt securities to elect redemption of the debt securities before their final maturity;

•                  any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

•                  the currency or currencies in which the debt securities will be denominated and payable, if other than U.S.  dollars;

•                  any provisions that would permit us or the Holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•                  whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•                  any changes to or additional events of default or covenants;

•                  whether the debt securities will be issued in whole or in part in the form of temporary or permanent global securities and, if so, the depositary for those global securities (a “global security” means a debt security that we issue in accordance with the indenture to represent all or part of a series of debt securities);

•                  any special tax implications of the debt securities; and

•                  any other terms of the debt securities.

A “Holder”, with respect to a registered security, means the person in whose name the debt security is registered in the security register.  (Section 101)

Our company, without the consent of Holders of any debt securities, may issue additional debt securities with terms different from those of debt securities previously issued, and it may reopen a previous series of debt securities and issue additional debt securities of that series.

Payment; Exchange; Transfer

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities.  Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment.  (Sections  307, 1002) There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities.  (Section 305)

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Original Issue Discount

Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount.  If a debt security is an “original issue discount security”, that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the indenture.  (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered before purchasing any original issue discount securities.

Classification of Restricted and Unrestricted Subsidiaries

The indenture contains several restrictive covenants that apply to us and all of our Restricted Subsidiaries (defined below).  Those covenants do not apply to our Unrestricted Subsidiaries (defined below).  For example, the assets and indebtedness of Unrestricted Subsidiaries and investments by us or our Restricted Subsidiaries in Unrestricted Subsidiaries are not included in the calculations described under the heading “—Restrictions on Secured Funded Debt” below.  The indenture does not require us to maintain any Restricted Subsidiaries and, if we do not, the indenture will not provide any limitations on the amount of secured debt created or incurred by our Subsidiaries (defined below).

A “Subsidiary” is any corporation of which we own more than 50% of the outstanding shares of Voting Stock, except for directors’ qualifying shares, directly or through one or more of our other Subsidiaries.  “Voting Stock” means stock that is entitled in the ordinary course (i.e., not only as a result of the happening of a contingency) to vote in an election for directors.

A “Restricted Subsidiary” means any of our Subsidiaries which has substantially all of its property in the United States, which owns or is a lessee of any Principal Property and in which our investment and the investment of our Subsidiaries exceeds 1% of our Consolidated Net Tangible Assets as of the date of the determination, other than Unrestricted Subsidiaries.  Additionally, this definition includes any other Subsidiary designated by our board of directors as a Restricted Subsidiary.  (Section 101).  A “Wholly-owned Restricted Subsidiary” is a Restricted Subsidiary of which we own all of the outstanding capital stock directly or through our other Wholly-owned Restricted Subsidiaries.

Our “Unrestricted Subsidiaries” are:

•                  3M Financial Management Company;

•                  other Subsidiaries (whose primary business is in finance operations) acquired or formed by us after the date of the indenture; and

•                  any other Subsidiary if a majority of its Voting Stock is owned directly or indirectly by one or more Unrestricted Subsidiaries.

Our board of directors can at any time change a Subsidiary’s designation from an Unrestricted Subsidiary to a Restricted Subsidiary if:

•                  the majority of that Subsidiary’s Voting Stock is not owned by an Unrestricted Subsidiary, and

•                  after the change of designation, we would be in compliance with the restrictions contained in the Secured Funded Debt covenant described under the heading “—Restrictions on Secured Funded Debt” below.  (Sections 101, 1010(a))

Restrictions on Secured Funded Debt

                The indenture limits the amount of Secured Funded Debt (defined below) that we and our Restricted Subsidiaries may incur or otherwise create (including by guarantee).  Neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Funded Debt unless immediately after this incurrence or creation:

•                  the sum of:

•                  the aggregate principal amount of all of our outstanding Secured Funded Debt and that of our Restricted Subsidiaries, other than the several categories of Secured Funded Debt discussed below, plus

•                  the aggregate amount of our Attributable Debt (defined below) and that of our Restricted Subsidiaries relating to sale and lease-back transactions,

•                  does not exceed 15% of our Consolidated Net Tangible Assets (defined below).

This limitation does not apply if the outstanding debt securities are secured equally and ratably with or prior to the new Secured Funded Debt.  (Sections 1008(a), 1008(c))

“Secured Funded Debt” means Funded Debt which is secured by a mortgage, lien or other similar encumbrance upon any of our assets or those of our Restricted Subsidiaries.  (Section 101)

“Funded Debt” means:

•                  Indebtedness maturing, or which we may extend or renew to mature, more than 12 months after the time the amount of Funded Debt is computed, plus

•                  guarantees of Indebtedness (defined below) of the type described in the preceding bullet point, or of dividends, except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business, plus

•                  Funded Debt secured by a mortgage, lien or similar encumbrance on our assets or those of our Restricted Subsidiaries, whether or not this Funded Debt is assumed by us or one of our Restricted Subsidiaries, plus

•                  in the case of a Subsidiary, all preferred stock of that Subsidiary.

Funded Debt does not include any amount relating to obligations under leases, or guarantees of leases, whether or not those obligations would be included as liabilities on our consolidated balance sheet.  (Section 101)

“Indebtedness” means, except as set forth in the next sentence:

•                  all items of indebtedness or liability, except capital and surplus, which under accounting principles generally accepted in the United States of America would be included in total liabilities on the liability side of a balance sheet as of the date that indebtedness is being determined;

•                  indebtedness secured by a mortgage, lien or other similar encumbrance on property owned subject to that mortgage, lien or other similar encumbrance, regardless of whether the indebtedness secured by that mortgage, lien or other similar encumbrance was assumed; and

•                  guarantees, endorsements, other than for purposes of collection, and other contingent obligations relating to, or to purchase or otherwise acquire, indebtedness of others, unless the amount of the guarantees, endorsements or other contingent obligations is included in the preceding two bullet points.

Indebtedness does not include any obligations or guarantees of obligations relating to lease rentals, even if these obligations or guarantees of obligations would be included as liabilities on our consolidated balance sheet.  (Section 101)

“Attributable Debt” means:

•                  the balance sheet liability amount of capital leases as determined by accounting principles generally accepted in the United States of America, plus

•                  the amount of future minimum operating lease payments required to be disclosed by accounting principles generally accepted in the United States of America, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the interest rate implicit in the lease to calculate the present value of operating lease payments.

The amount of Attributable Debt relating to an operating lease that can be terminated by the lessee with the payment of a penalty will be calculated based on the lesser of:

•                  the aggregate amount of lease payments required to be made until the first date the lease can be terminated by the lessee plus the amount of the penalty, or

•                  the aggregate amount of lease payments required to be made during the remaining term of the lease.  (Section 101)

“Consolidated Net Tangible Assets” means the total consolidated amount of our assets and those of our Subsidiaries, minus applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of the calculation, minus

•                  all liabilities and liability items, including leases, or guarantees of leases, which under accounting principles generally accepted in the United States of America would be included in the balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and deferred income taxes, and

•                  goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles.  (Section 101)

The following categories of Secured Funded Debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading “Restrictions on Secured Funded Debt”:

•                  Secured Funded Debt of a Restricted Subsidiary owing to us or to one of our Wholly-owned Restricted Subsidiaries;

•                  Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S. Government or any State or any instrumentality thereof to secure partial, progress, advance or other payments;

•                  Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness of any company existing at the time that this company becomes one of our Subsidiaries;

•                  Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness which:

•                  exists at the time that the property, shares of stock or Indebtedness is acquired by us or one of our Restricted Subsidiaries, including acquisitions by merger or consolidation,

•                  secures the payment of any part of the purchase price of or construction cost for the property, shares of stock or Indebtedness, or

•                  secures any indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition of the property, shares of stock or Indebtedness or the completion of any construction of the property for the purpose of financing all or a part of the purchase price or construction cost of the property, shares of stock or Indebtedness, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading “—Consolidation, Merger or Sale” below;

•                  Secured Funded Debt secured by a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax pursuant to the Internal Revenue Code of 1986; and

•                  any extension, renewal or refunding of:

•                  any Secured Funded Debt permitted under the first paragraph under the heading “Restrictions on Secured Funded Debt”,

•                  any Secured Funded Debt outstanding at the end of our fiscal year immediately preceding the execution date of the indenture of any then Restricted Subsidiary, or

•                  any Secured Funded Debt of any company outstanding at the time this company became a Restricted Subsidiary,

provided that the mortgage, liens or other similar encumbrance securing such extension, renewal or refunding is limited to the same secured property (plus improvements thereon) that secured the Secured Funded Debt so extended, renewed or refunded immediately prior thereto. (Section 1008(b))

Restrictions on Sale and Lease-Back Transactions

The indenture provides that neither we nor any of our Restricted Subsidiaries may enter into any sale and lease-back transaction involving any Principal Property, as defined below, more than 120 days after its acquisition or the completion of its construction and commencement of its full operation, unless either:

•                  we or any of our Restricted Subsidiaries could (1) create Secured Funded Debt on the property equal to the Attributable Debt with respect to the sale and lease-back transaction and (2) still be in compliance with the restrictions on Secured Funded Debt (see “—Restrictions on Secured Funded Debt” above), or

•                  we apply an amount, subject to credits for some voluntary retirements of debt securities and/or Funded Debt as specified in the indenture, equal to the greater of (1) the fair value of the property or (2) the net proceeds of the sale, within 120 days, to the retirement of Secured Funded Debt.

This restriction will not apply to any sale and lease-back transaction:

•                  between us and one of our Restricted Subsidiaries,

•                  between any of our Restricted Subsidiaries, or

•                  involving a lease for a period, including renewals, of three years or less.  (Section 1009)

“Principal Property” means any building or other facility located in the United States, together with the land upon which it is erected and its fixtures that is owned or leased by us or one of our Subsidiaries, that is used primarily for manufacturing or processing and has a gross book value, before deduction of any depreciation reserves, greater than 1% of our Consolidated Net Tangible Assets, other than:

•                  a building or facility that is financed by obligations issued by a state or local government under several sections of the Internal Revenue Code of 1986, or

•                  a building or facility that in the opinion of our board of directors is not of material importance to the total business conducted by us and our Subsidiaries considered together.  (Section 101)

Consolidation, Merger or Sale

                The indenture generally permits a consolidation or merger between us and another corporation.  It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation.  These transactions are permitted if:

•                  the resulting or acquiring corporation, if other than us, assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture,

•                  immediately after the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, exists, and

•                  except in the case of a consolidation or merger of a Restricted Subsidiary with and into us, either (1) we have obtained the consent of the Holders of a majority in aggregate principal amount of the outstanding debt securities of each series or (2) immediately after the transaction, the resulting or acquiring corporation could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt (see “—Restrictions on Secured Funded Debt” above).  (Section 801)

Even though the indenture contains the provisions described above, we are not required by the indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale:

•                  that corporation is one of our Wholly-owned Restricted Subsidiaries, and

•                  we could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt (see “—Restrictions on Secured Funded Debt” above).  (Section 803)

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture.  As a result, this successor corporation may exercise our rights and powers under the indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the indenture and under the debt securities.  (Section 802)

Modification and Waiver

Under the indenture, we and the trustee can modify or amend the indenture with the consent of the Holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment.  However, we may not, without the consent of the Holder of each debt security affected:

•                  change the stated maturity date of any payment of principal or interest,

•                  reduce the principal amount thereof or the interest thereon or any premium payable upon redemption or repayment thereof,

•                  change our obligation, if any, to pay additional amounts,

•                  reduce payments due on the original issue discount securities,

•                  change the place of payment or currency in which any payment on the debt securities is payable,

•                  limit a Holder’s right to sue us for the enforcement of payments due on the debt securities,

•                  reduce the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture,

•                  limit a Holder’s right, if any, to repayment of debt securities at this Holder’s option, or

•                  modify any of the foregoing requirements or reduce the percentage of outstanding debt securities required to waive compliance with several provisions of the indenture or to waive defaults under the indenture.  (Section 902)

Under the indenture, the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all Holders of that series:

•                  waive compliance by us with several restrictive covenants of the indenture, such as corporate existence and maintenance of properties, and

•                  waive any past default under the indenture, except:

•                  a default in the payment of the principal of or any premium or interest on any debt securities of that series, or

•                  a default under any provision of the indenture which itself cannot be modified or amended without the consent of the Holders of each outstanding debt security of that series.  (Sections 1012, 513)

Notwithstanding the foregoing, under the indenture, we and the trustee can modify or amend the indenture without the consent of any Holders in certain circumstances, including:

•                  to evidence the succession of another corporation to the Company’s obligations under the indenture;

•                  to add to the covenants of the Company;

•                  to add any additional events of default;

•                  to add to, change or eliminate any of the provisions of the indenture to provide for the issuance of bearer securities, to change or eliminate any restrictions on certain terms of registered securities or bearer securities, or to permit or facilitate the issuance of debt securities in uncertificated form, provided any such action shall not adversely affect the interests of the Holders of any series in any material respect;

•                  to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provisions, or shall not apply to any debt security outstanding;

•                  to establish the form or terms of debt securities of any series as permitted under the indenture;

•                  to secure the debt securities;

•                  to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

•                  to cure any ambiguity, defect or inconsistency in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided such other provisions shall not adversely affect the interests of the Holders of debt securities of any series in any material respect; or

•                  to add or to change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided such action shall not adversely affect the interest of Holders of debt securities of any series in any material respect. (Section 901)

Events of Default

An event of default with respect to any series of debt securities will occur under the indenture if:

•                  we fail to pay interest on any debt security of that series for 30 days after the payment is due,

•                  we fail to pay the principal of or any premium on any debt security of that series when due,

•                  we fail to deposit any sinking fund payment when due on debt securities of that series,

•                  we fail to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture,

•                  we default under any Indebtedness for borrowed money, including other series of debt securities, or under any mortgage, lien or other similar encumbrance, indenture or instrument, including the indenture, which secures any Indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of Indebtedness greater than $200 million, unless this acceleration is rescinded (or the Indebtedness is discharged) within 10 days after we have received written notice of the default in the manner specified in the indenture,

•                  commencement of voluntary or involuntary bankruptcy, insolvency or reorganization, or

•                  any other event of default that may be specified for the debt securities of that series when that series is created occurs.  (Section 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately.  If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to the specific payment conditions set forth in the indenture, rescind the declaration.  (Section 502)

The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of that series when an event of default occurs and continues.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.  The indenture requires us to file a certificate with the trustee each year that states the nature of the default if any default exists under the terms of the indenture.  (Section 1011) The trustee must transmit notice to the Holders of debt securities of any default, except that no such notice to Holders shall be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of the Company in the indenture, and continuance of such default or breach for a period of 90 days after there has been given to the Company by the trustee, or to the Company and the trustee by Holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, written notice of such default or breach.  (Section 602)

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any Holders, unless the Holders offer the trustee reasonable indemnification.  (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the trustee provided in the indenture, the Holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•                  conducting any proceeding for any remedy available to the trustee, or

•                  exercising any trust or power conferred upon the trustee.  (Sections 512, 603)

The Holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•                  the Holder has previously given the trustee written notice of a continuing event of default with respect to that series,

•                  the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin the proceeding,

•                  the trustee has not started the proceeding within 60 days after receiving the request, and

•                  the trustee has not received directions inconsistent with the request from the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days.  (Section 507)

However, the Holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce this payment.  (Section 508)

Defeasance

    Defeasance and Discharge.  At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture.  If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or Government Obligations, as defined below, to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates these payments are due under the indenture and the terms of the debt securities.  (Section 403) As used above, “Government Obligations” mean:

•                  securities of the same government which issued the currency in which the series of debt securities are denominated and/or in which interest is payable, or

•                  securities of government agencies backed by the full faith and credit of the government.  (Section 101)

In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•                  the indenture will no longer apply to the debt securities of that series, except for the obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and

•                  Holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series.  (Section 403)

Under federal income tax law, that deposit and discharge may be treated as an exchange of the related debt securities for an interest in the trust mentioned above.  Each holder might be required to recognize gain or loss equal to the difference between:

•                  the holder’s cost or other tax basis for the debt securities, and

•                  the value of the holder’s interest in the trust.

Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading “—Substitution of Collateral” below.

You are urged to consult your own tax advisers as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.

    Defeasance of Covenants and Events of Default.  At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture.  If we so provide and we make the deposit described in this section under the heading “—Defeasance and Discharge” above:

•                  we will not have to comply with the following restrictive covenants contained in the indenture: Consolidation, Merger or Sale or Lease of Property as Entirety (Sections 801, 803, 804); Restrictions on Secured Debt (Section 1008); Maintenance of Properties (Section 1005); Payment of Taxes and Other Claims (Section 1007); Restrictions on Sale and Lease-Back Transactions (Section 1009); Classification of Restricted and Unrestricted Subsidiaries (Section 1010); and any other covenant we designate when we establish the series of debt securities; and

•                  we will not have to treat the events described in the fourth bullet point under the heading “—Events of Default” as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the fifth, sixth and seventh bullet points under the heading “—Events of Default” as events of default under the indenture in connection with that series.

In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the events of default specifically referred to above, will remain in effect.  (Section 1501)

If we exercise our option not to comply with the covenants listed above and the debt securities of that series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or Government Obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration.  However, we would remain liable for the balance of the payments.  (Section 1501)

    Substitution of Collateral.  At the time that we establish a series of debt securities under the indenture, we can provide for our ability to, at any time, withdraw any money or Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or Government Obligations which would satisfy our payment obligations on the debt securities of that series pursuant to the defeasance provisions applicable to those debt securities.  (Section 402)

CAPITAL STOCK

General

The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated by reference in a registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.  Under our certificate of incorporation, we are authorized to issue up to 3,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock without par value.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive or Conversion Rights

The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock.  It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock.  However, the effects might include, among other things:

•                  restricting dividends on the common stock,

•                  diluting the voting power of the common stock,

•                  impairing the liquidation rights of the common stock, or

•                  delaying or preventing a change in control of us without further action by the stockholders.

No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of Delaware law and our certificate of incorporation and bylaws, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that these provisions give our board the flexibility to exercise its fiduciary duties in a manner consistent with the interests of our shareholders.

•                  STOCKHOLDER MEETINGS. Under our bylaws, the board of directors or the chairman of the board, the chief executive officer or the secretary (with the concurrence of a majority of the board) may call special meetings of stockholders; in addition, record holders of 25% or more of the total 3M shares entitled to vote on the matter or matters to be brought before a special meeting may also cause the meeting to be held, but, if the Company’s board of directors determines in good faith that the business specified in the stockholders’ request will be included in an upcoming annual meeting of stockholders within 90 days after the request, the special meeting will not be held.

•                  REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•                  DELAWARE LAW. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

•                  ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

•                  ELIMINATION OF CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

•                  UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank N.A., Shareowner Services.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.  We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by Gregg M. Larson, who is our Deputy General Counsel, or another one of our attorneys, and for any underwriters or agents by counsel named in the applicable prospectus supplement. Mr. Larson beneficially owns, or has options to acquire, a number of shares of our common stock, which represents less than 0.1% of the total outstanding common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to 3M Company’s Current Report on Form 8-K dated May 15, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of 3M Company for the three-month periods ended March 31, 2014 and 2013 incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate report dated May 1, 2014 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information.  Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its respective date.

		$18,000,000,000 3M Company Medium-Term Notes, Series F
		Prospectus Supplement

Prospectus Supplement

About This Prospectus Supplement	S-1
Description of Notes We May Offer	S-1
Risk Factors	S-24
Certain U.S. Federal Income Tax Considerations	S-27
Plan of Distribution	S-37
Validity of the Notes	S-39
Independent Registered Public Accounting Firm	S-40

Prospectus

About This Prospectus	3
Where You Can Find Additional Information	3
Incorporation of Certain Documents by Reference	3
The Company	4
Risk Factors	4	Goldman, Sachs & Co.
Ratios of Earnings to Fixed Charges	4	Barclays
Use of Proceeds	4	BofA Merrill Lynch
Description of The Securities We May Offer	5	Citigroup
Debt Securities	5	Credit Suisse
Capital Stock	14	Deutsche Bank Securities
Plan of Distribution	16	J.P. Morgan
Legal Matters	16	Morgan Stanley
Independent Registered Public Accounting Firm	16	Wells Fargo Securities